Exhibit 99.01

DexCom Inc. Reports Third Quarter 2010 Financial Results

SAN DIEGO, CA - (BUSINESS WIRE-November 4, 2010) - DexCom, Inc. (Nasdaq: DXCM) today reported its unaudited financial results for the quarter ended September 30, 2010.

Product revenue grew to approximately $10.8 million for the third quarter of 2010, an increase of approximately 133% from the $4.6 million in product revenue reported for the third quarter of 2009, and an increase of approximately 19% from the $9.0 million in product revenue reported for the second quarter of 2010. Total third quarter 2010 revenue, which includes development grant and other revenue, was $11.7 million, an increase of approximately 61% from the same quarter in 2009, and a decrease of approximately 1% from the second quarter of 2010. The Company reported a net loss of $13.4 million, down from $13.5 million for the third quarter of 2009. The net loss included $3.5 million in non-cash expenses during the third quarter of 2010, attributed primarily to share-based compensation. Net loss was $0.23 per share for the third quarter of 2010, down from a net loss of $0.29 per share for the third quarter of 2009. During the quarter, the Company converted the remaining $4 million of outstanding convertible debt into approximately 512,814 shares of common stock, with no notes outstanding as of September 30, 2010.

Product cost of sales increased $2.4 million to $7.0 million for the third quarter of 2010 compared to $4.6 million for the same quarter in 2009, primarily due to increased volume of product sales. Total cost of sales was $8.2 million for the third quarter of 2010, compared to $6.4 million for the third quarter of 2009. The increase was due to additional product sales. Research and development expense increased by approximately $2.7 million to $6.2 million for the third quarter of 2010, compared to $3.5 million for the third quarter of 2009. The increase in research and development expense was due primarily to increased development efforts for our ambulatory products and decreased activity under our development and collaboration agreements. Selling, general and administrative expense increased by approximately $1.4 million to $10.4 million for the third quarter of 2010, compared to $9.0 million for the third quarter of 2009, with the change primarily due to additional customer service, sales and information technology costs. As of September 30, 2010, the Company had $31.8 million in cash, marketable securities, and restricted cash.

Conference Call

Management will hold a conference call today starting at 4:30 pm (Eastern Time). The conference call will be concurrently webcast. The link to the webcast will be available on the DexCom, Inc. website at www.dexcom.com under the investor webcast section and will be archived for future reference. To listen to the conference call, please dial (800) 447-0521 (US/Canada) or 1 (847) 413-3238 (International) and use the confirmation number “27938027” approximately five minutes prior to the start time.

About DexCom, Inc.

DexCom, Inc., headquartered in San Diego, California, is developing and marketing continuous glucose monitoring systems for ambulatory use by patients with diabetes and by healthcare providers in the hospital.

Cautionary Statement Regarding Forward Looking Statements

DexCom is a medical device company with a limited operating history. Successful commercialization and sale of the company’s products is subject to numerous risks and uncertainties, including product performance, a lack of acceptance in the marketplace by physicians and patients, the company’s inability to manufacture products in commercial quantities at an acceptable cost and quality level, possible delays in the company’s development programs, the inability of patients to receive reimbursements from third-party payors and inadequate financial and other resources. Certain of these risks and uncertainties, in addition to other risks, are more fully described in the company’s quarterly report on Form 10-Q for the period ending September 30, 2010, as filed with the Securities and Exchange Commission on November 4, 2010.

FOR MORE INFORMATION:

Steven R. Pacelli

Chief Operating Officer

(858) 200-0200

www.dexcom.com

DexCom, Inc.

Consolidated Balance Sheets

(In thousands – except par value data)

(Unaudited)

	September 30, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$5,529	$3,577
Short-term marketable securities, available-for-sale	24,380	24,439
Accounts receivable, net	5,102	3,490
Inventory	6,353	2,641
Restricted cash	1,664	—
Prepaid and other current assets	1,460	2,773

Total current assets	44,488	36,920
Property and equipment, net	9,240	6,422
Restricted cash	275	2,414
Other assets	102	1,192

Total assets	$54,105	$46,948

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$7,075	$5,745
Accrued payroll and related expenses	5,623	4,406
Current portion of long-term debt	750	900
Current portion of deferred revenue	3,560	7,745

Total current liabilities	17,008	18,796
Long-term portion of deferred revenue	881	—
Other liabilities	972	840
Long-term debt, net of current portion	—	45,757

Total liabilities	18,861	65,393
Commitments and contingencies
Stockholders’ equity (deficit):
Preferred stock, $0.001 par value, 5,000 shares authorized; no shares issued and outstanding at September 30, 2010 and December 31, 2009, respectively	—	—
Common stock, $0.001 par value, 100,000 authorized; 59,000 and 58,718 shares issued and outstanding, respectively, at September 30, 2010; and 46,324 and 46,045 shares issued and outstanding, respectively, at December 31, 2009	60	46
Additional paid-in capital	371,789	272,730
Accumulated other comprehensive loss	(39)	(13)
Accumulated deficit	(336,566)	(291,208)

Total stockholders’ equity (deficit)	35,244	(18,445)

Total liabilities and stockholders’ equity (deficit)	$54,105	$46,948

DexCom, Inc.

Consolidated Statements of Operations

(In thousands – except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Product revenue	$10,776	$4,620	$26,583	$11,404
Development grant and other revenue	888	2,639	6,412	7,818

Total revenue	11,664	7,259	32,995	19,222
Product cost of sales	6,982	4,589	18,440	12,738
Development and other cost of sales	1,206	1,805	3,101	6,930

Total cost of sales	8,188	6,394	21,541	19,668

Gross margin (deficit)	3,476	865	11,454	(446)
Operating expenses
Research and development	6,161	3,496	16,325	10,122
Selling, general and administrative	10,377	8,948	30,533	25,803

Total operating expenses	16,538	12,444	46,858	35,925
Operating loss	(13,062)	(11,579)	(35,404)	(36,371)
Interest income	20	93	73	323
Interest expense	(44)	(2,037)	(1,540)	(5,947)
Loss on debt extinguishment upon conversion of convertible debt	(312)	—	(8,487)	—

Net loss	$(13,398)	$(13,523)	$(45,358)	$(41,995)

Basic and diluted net loss per share	$(0.23)	$(0.29)	$(0.81)	$(0.96)

Shares used to compute basic and diluted net loss per share	58,200	45,919	55,707	43,797